Calculation of Filing Fee Tables
S-8
VEECO INSTRUMENTS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	2019 Stock Incentive Plan Common Stock, par value $0.01 per share	Other	3,500,000	$ 53.27	$ 186,445,000.00	0.0001381	$ 25,748.05
Total Offering Amounts:						$ 186,445,000.00		$ 25,748.05
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 25,748.05
Offering Note
[1]	Amount Registered: Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers any additional shares of the Registrant's common stock, par value $0.01 per share ("Common Stock") that become issuable under the Registrant's 2019 Equity Incentive Plan (the "2019 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock. Proposed Maximum Offering Price per Unit & Maximum Aggregate Offering Price: Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant's registration fee on the basis of $53.27 per share, which is the average of the high and low prices of Common Stock, as reported on the NASDAQ Global Select Market on August 6, 2026. The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources